NON-EXCLUSIVE LICENSE AGREEMENT


         AGREEMENT dated as of March 4, 1998 between BULL & BEAR GROUP, INC., a Delaware corporation (the "Licensor") and BULL & BEAR GOLD INVESTORS LTD., a Maryland corporation (the "Licensee").

                                   WITNESSETH

         WHEREAS, the Licensor is the owner of all right, title and interest in and to the service marks listed on Schedule A hereto, as such Schedule may be amended from time to time, (hereinafter collectively referred to as the "Licensed Marks"), and

         WHEREAS, the Licensee has requested a non-exclusive license to use the Licensed Marks in connection with its corporate activities,

         NOW, THEREFORE, the parties hereto agree as follows:

I . The Licensor grants to the Licensee the non-exclusive right to use the Licensed Marks in connection with its activities as an investment company.

2. The grant of the license provided for in paragraph I herein is personal, indivisible, nonexclusive and not subject to succession or transfer.

3. The Licensee agrees to follow all rules reasonably imposed by the Licensor to protect the Licensor's rights in the Licensed Marks.

4. The Licensee agrees that the nature and quality of all services rendered by the Licensee in connection with the Licensed Marks shall conform to standards set by the Licensor and be under control of the Licensor.

5. The license provided for in this Agreement may be terminated in the event the Investment Manager of the Licensee shall not be Bull & Bear Advisers, Inc. or some other corporation controlling, controlled by, or under the common control of the Licensor.

6. In the event of termination as provided for in paragraph 5 herein, the Licensee agrees to promptly do all such acts and things as may be necessary to terminate its use of the Licensed Marks and will, after such termination, make no further reference to the Licensed Marks or any confusingly similar term in its business.

7. The Licensor and the Licensee agree to do all such further acts and things to effect the purposes of this Agreement.

8. The representations and warranties contained herein shall continue after and survive the termination of this Agreement. No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto. This agreement may not be assigned by the Licensee without the prior written consent of the Licensor, although the Licensor may assign this Agreement at any time without notice or penalty. Subject to the Licensee's Articles of Incorporation, with such amendments, if any, as may be in effect as of the date hereof, this Agreement supersedes any prior agreement between the parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                              BULL & BEAR GROUP, INC.
                                              By: ,
                                              BULL & BEAR GOLD INVESTORS LTD.
                                              By:

Gold Investors.mTd                               2

                                   SCHEDULE A


1.       BULL & BEAR PERFORMANCE ACCOUNT

2.       BULL & BEAR PERFORMANCE PLUS ACCOUNT

3.       PERFORMANCE

4.       BULL & BEAR

5.       PERFORMANCE DRIVEN

6.       BULL & BEAR PERFORMANCE DTIVEN

7.       BULL & BEAR STOC@

9.       BULL & BEAR NO-FEE IRA

10.    PERFORMANCE PLUS

SCHEDULE A                         Page 1 of 2